LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (the "Agreement") is entered into as March 15, 2011 (the Effective Date”) by and between James D. Boston (the "Shareholder") and Medical Hospitality Group, Inc., a Maryland corporation (the "Company").

WHEREAS, the Company is undertaking the registration and sale of 6,000,000 shares of its common stock (the “Public Offering”);

WHEREAS, the Shareholder holds Twenty Five Thousand shares of common stock of the Company that the Shareholder and the Company have agreed to restrict pursuant to this Agreement (the "Lock Up Securities") in addition to Five Thousand shares of common stock that is not to be subject to this Agreement or any other contractual restrictions on their sale or disposition (the “Unrestricted Stock”);

WHEREAS, the Company believes it is in the best interest of its shareholders to establish an orderly trading market for shares of the Company's common stock; and

WHEREAS, the Company desires the Shareholder to refrain from selling Securities held by the Shareholder except as provided under this Agreement to encourage orderly trading in shares of the Company's common stock;

NOW, THEREFORE, in consideration for an orderly trading market for shares of the Company's common stock, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

LOCKUP OF SECURITIES.   Shareholder agrees that from the Effective Date of this Agreement until the earlier of (i) the termination of the Public Offering  or (ii) twenty seven months from the Effective Date of this Agreement (the “Lock Up Period”), the Shareholder will not make or cause any sale of any of the Lock Up Securities the Shareholder owns, either of record or beneficially, and of which the Shareholder has the power to control the disposition except as described in the paragraph describing the release provisions below. However, during the Lock Up Period and thereafter, Shareholder will be free to sell any or all of the Unrestricted Stock owned or controlled by Shareholder, subject only to applicable laws and regulations on sale or transfer including, but not limited to, Rule 144. Additionally, during the Lock Up Period the Company will not pay any dividends on the Lock Up Securities.

2.

RELEASE OF LOCKUP RESTRICTIONS. If the Company completes the sale of One Million Shares of its common stock in the Public Offering (the “Share Sales Threshold”) the lockup provisions of this Agreement will be released as follows:

(a) Within ten (10) business days of the end of each calendar quarter beginning with the calendar quarter in which the Share Sales Threshold is met a calculation, as described in paragraph 2(b) below, shall be made by the Shareholder and the Company to determine how many, if any, of the Lockup Securities will be released based on sales of the Public Offering through that date

(b) For each Two Hundred (200) shares of common stock sold in the Public Offering above the Share Sales Threshold in effect at the end of a calendar quarter, the lockup restrictions shall be removed from One (1) share of Lockup Securities. Each calendar quarter after the initial Share Sales Threshold of One Million Shares is met, the Share Sales Threshold shall be increased by the number of shares sold since the previous calculation so that the Share Sales Threshold will represent the cumulative number of shares of the Public Offering sold prior to the current calendar quarter for which the calculation is being made.

(c) Within Five (5) business days of the completion of the above calculation each quarter the Company will notify its Transfer Agent in writing, and send a copy of such notification to Shareholder, as to the number of Lockup Securities, if any, that are to be released and thereby cause the lockup restrictions placed on the Lockup Securities that are to be released to be removed such that the Shareholder will thereafter be free of contractual restrictions on the sale or other disposition of the released shares.  However, the shares will continue to be subject to applicable laws and regulations on sale or transfer, including, but not limited to, Rule 144.

 (d) At the end of the Lock Up Period, a final calculation using the formula in Section 2(b) above shall be made and any Lockup Securities that are subject to release of lockup restrictions shall be released, and the Company will have the right, upon written notice to Shareholder, to redeem any Lock Up Securities that have not been released for One Dollar ($1.00) per share payable in cash to Shareholder within Five (5) business days of receipt by Shareholder of the redemption notice.

2.

TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.

GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Maryland.

4.

COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 5.

ATTORNEYS' FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

6.

AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.

7.

SEVERABILITY.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.

DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party to this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

9.

ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER
By:	/s/ James D. Boston
James D. Boston

MEDICAL HOSPITALITY GROUP, INC.
By:	/s/ Billy Brown
Billy Brown, President